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                                                                   EXHIBIT 10.28


                                LICENSE AGREEMENT

      This LICENSE AGREEMENT (this "Agreement") is made and entered into as of February 10, 2003 by and between Weatherbeeta PTY LTD ("Licensor"), an Australian corporation and Dover Saddlery, Inc. ("Licensee"), a Delaware corporation.

                                    RECITALS

      I. As described in a letter agreement dated February__, 2003, between Licensee and Licensor (the "Letter Agreement"), Licensor has acquired certain rights to the Marks and the goodwill appurtenant thereto pursuant to a secured party sale by The Bank of New York to Licensor's nominee Weatherbeeta USA, Inc., which has assigned all of said rights to Licensor.

      II. Licensee desires to license from Licensor certain of those rights.

      NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Licensor the parties agree that:

      1. As used in this Agreement the following terms shall have the following meanings:

            "Domain Name" means the URL address and domain name www.millerharness.com.

            "Marks" means the trademarks and tradenames "Millers" and "Miller's Harness", whether registered or common law marks, and including, but not limited to those trademarks registered with the U.S. Patent and Trademark Office as Registration Nos. 1087381,1608811, and 0885095; that Trademark registered with the Canada Intellectual Property Office as Registration No. 240890; that Trademark registered with the Mexican Industrial Property Office as Registration No. 504551; those trademarks registered with the Brazil Instituto Nacional Da Propriedade Industrial as Registration Nos. 816641200, 816641196 and pending applications with Processing Numbers 817201564 and 817201572; and the mark attached hereto as Exhibit A.

            "Territory" means North America, Central America and South America.

      2. Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, a perpetual, exclusive right, license and privilege (subject only to the Debtor's License, described below), in accordance with the terms and conditions of this Agreement, to utilize the Marks in the Territory in connection with: (i) a retail mail order sales catalog distributed within the Territory for retail sales of equestrian products and apparel; and (ii) an Internet web site that uses the Domain Name for retail sales of equestrian products and apparel ((i) and (ii) hereafter collectively referred to as the

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"Field"). Licensee shall have no right to use the Marks or the Domain Name for any other purpose outside of the Field. Specifically, but not by way of limitation, Licensee shall have no right to make, have made, or import products bearing the Marks or the Domain Name, and may only sell and offer to sell such products purchased from authorized licensees of Licensor. Licensee acknowledges that its license granted herein overlaps with the non-exclusive license (the "Debtor's License", attached hereto) granted to English Equestrian Group LLC and Miller Harness Company, Inc. (the "Debtors") and to The Bank of New York to utilize certain rights, including the Marks and the Domain Name, in the Territory until April 30, 2003, solely in connection with the distribution, marketing and/or sale of certain inventory currently owned by the Debtors. Licensor agrees that it will not 1) extend or otherwise amend the Debtor's License and 2) grant any other licenses permitting any third party to use the Marks or the Domain Name in the Field and within the Territory.

      3. Licensee accepts its rights hereunder "AS IS", without any representation or warranty whatsoever, express or implied. Licensor expressly disclaims any and all warranties with respect to the Marks and the Domain Name and the rights therein, including, but not limited to, any warranty that Licensor has good title to the Marks or valid registration of the Domain Name, that the Licensor has the power or authority to grant the rights purportedly granted herein, that the Marks or Domain Name do not infringe upon the rights of any third party, or that no third party has rights superior to those granted herein. Licensee acknowledges that it has had the opportunity to conduct due diligence with respect to Licensor's acquisition of the Marks and the Domain Name and the rights that Licensor has acquired in such Marks and the Domain Name.

      4. Licensor agrees that during the term of this Agreement, no fee, royalty or other payment or compensation shall be due to Licensor for the license granted pursuant to this Agreement. Licensee agrees that the nature and quality of all services rendered by Licensee in connection with the Marks, and all related advertising, promotional and other uses of the Marks by Licensee shall conform to standards set by and under the control of Licensor.

      5. Licensee agrees to cooperate with Licensor in facilitating Licensor's control of the nature and quality of the services rendered by Licensee in connection with the Marks, to permit reasonable inspection of Licensee's operations, and to supply Licensor with specimens of all uses of the Marks upon reasonable request accompanied by advance notice of at least fifteen (15) business days. Licensee shall comply with all applicable laws, regulations, and obligations, and shall obtain all appropriate government approvals pertaining to the uses of the Marks and the Domain Name covered by this Agreement.

      6. Licensee agrees to notify Licensor of any unauthorized use of the Marks by others promptly as it comes to Licensee's attention. Licensor hereby grants to Licensee the right to bring infringement or unfair competition proceedings against third

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parties for unauthorized usage of the Marks or the Domain Name in the Territory and within the Field. Licensor agrees to reasonably cooperate with Licensee in connection with all such proceedings, at Licensee's expense. Licensor shall have the right, in its discretion and at its sole expense, to join and participate in all such proceedings initiated by Licensee. Any recovery as a result of such action by Licensee shall belong solely to Licensee, except to the extent that such recovery represents damage to Licensor, in which case any such recovery shall be paid to Licensor. In the event Licensee shall fail to take action against third party infringers, Licensor shall retain the right to initiate such proceedings on its own behalf, and shall have the right to join Licensee in such proceedings to the extent it is deemed a necessary party by any judicial or arbitral body. Any recovery as a result of such action by Licensor shall belong solely to Licensor, except to the extent that such recovery represents damage to Licensee, in which case any such recovery shall be paid to Licensee.

      7. As between Licensor and Licensee, Licensee acknowledges that Licensor is the sole owner of the Marks, agrees that it will not do anything inconsistent with such ownership, and that all use of the Marks by Licensee shall inure to the benefit of Licensor. Except as provided in Section 8 below, nothing in this Agreement shall give Licensee any right, title or interest in the Marks other than the right to use the Marks and the Domain Name in accordance with this Agreement. Licensee will not attack the title of Licensor to the Marks, nor will Licensee attack the validity of this Agreement.

      8. The license rights granted to Licensee hereunder shall remain in effect in perpetuity unless earlier terminated in accordance with the terms of the Agreement. This Agreement may be terminated by either party if the other party breaches any of its material obligations or representations under this Agreement, provided that (i) the non-breaching party gives notice to the breaching party of the breach and (ii) the breaching party does not, within sixty (60) days from the date of receipt of the notice, cure the breach described in the notice or contest its existence. Upon the failure to cure within the cure period, the aggrieved party shall have the right, without legal action or further notice to terminate this Agreement at the end of the such sixty (60) days by sending a written notice of termination to the breaching party. In addition, this Agreement may be terminated immediately by Licensor if Licensee becomes the subject of any bankruptcy, insolvency, or reorganization proceeding, or generally seeks relief from its debts, or becomes or is declared, by any court of competent jurisdiction, to be insolvent. Licensee shall have the right to terminate this License in accordance with the above procedure in the event that Licensor has committed acts that materially and adversely affect Licensee's rights to maintain its usage of, and enforce its rights in, the Marks pursuant to the license granted hereunder, in which event, upon such termination, Licensor shall assign to Licensee that portion of its right, title and interest in the Marks limited to use of the Marks in the Field and within the Territory. The termination of the Agreement by reason of this paragraph shall not relieve the breaching party of liability for any damages properly assessable by reason of the said breach

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      9. The parties hereto are independent contractors and engage in the operation of their own respective businesses. No party hereto is to be considered the agent or legal representative of the other for any purpose whatsoever. No party has any right or authority to enter into any contracts or assume any obligations for any other party or make any warranties or representations, express or implied, on behalf of any other party or to bind any other party in any manner whatsoever. Nothing in this Agreement shall be construed to establish a relationship of partners or joint venturers between or among the parties. No party will incur any expenses chargeable to any other party.

      10. This Agreement shall be binding on and inure to the benefit of the parties, and their respective successors and assigns. This Agreement and any rights granted hereunder may not be assigned by Licensee without the prior written consent of the Licensor; provided, however, that either party shall have the right to assign all of its rights, obligations and privileges hereunder, upon advance notice to but without any requirement to obtain the consent of the other party, to a purchaser or successor-in-interest to its business in connection with a merger, consolidation or sale of all or substantially all of such party's assets or assets to which this Agreement pertains.

      11. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

      12. This Agreement (together with the Letter Agreement) constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they have related in any way to the subject matter hereof.

      13. This Agreement may be executed in one or more counterparts, including counterparts executed and delivered by facsimile, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      14. All notices, requests, demands, claims, and other communications required or permitted hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid (and then three business days after), and addressed to the intended recipient as set forth below.

      If to Licensor:

            WEATHERBEETA PTY LTD
            c/o Weatherbeeta USA, Inc.
            25 Executive Avenue
            Edison, New Jersey 08817
            Attn: Roger Jackson, President
            Tel: (732)650-0026
            Fax: (732) 650-0134

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      with copies to:

            Lowenstein Sandler PC
            65 Livingston Avenue
            Roseland, New Jersey
            Attn: David L. Harris, Esq.
            Tel: (973)597-2500
            Fax: (973)597-2400

      If to Licensee:

            Stephen L. Day, President
            Dover Saddlery, Inc.
            525 Great Road
            Littleton, MA 01460

            With a copy to:

            John M. Sullivan, Esq.
            Preti, Flaherty, Beliveau, Pachios & Haley, PLLC
            P.O. Box 1318
            Concord, NH 03302-1318

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notice, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

      15. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New Jersey without giving effect to any choice or conflict of laws provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey. Licensor and Licensee hereby consent to the personal jurisdiction to the personal jurisdiction of the state and federal courts of the State of New Jersey in connection with any dispute relating to this Agreement (and the Letter Agreement).

      16. No amendment of any provision of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver by any party or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional, or not, shall be deemed to extend to any prior or subsequent default,

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misrepresentation, or breach of warranty or covenant hereunder or affect in any way any right arising by virtue of any prior or subsequent such occurrence.

      17. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall apply only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be reformed, construed and enforced so as to most nearly give lawful effect to the intent of the parties as expressed in this Agreement.

      18. Except as expressly agreed otherwise herein, Licensor and Licensee each agree to bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

      19. Licensee agrees to refer to Licensor all inquiries regarding the wholesale purchases of products that use the Marks.

      20. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement as of the date and year first above written

                                        WEATHERBEETA PTY LTD, as Licensor

                                        By: /s/ Roger B. Jackson
                                            ------------------------------------
                                        Name: Roger B. Jackson
                                        Title: Authorized Signatory

                                        DOVER SADDLERY, INC., as a Licensee


                                        By: /s/ Stephen L. Day
                                            ------------------------------------
                                            Name: Stephen L. Day
                                            Title: Its President

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                                    EXHIBIT A

                                 [MILLER'S LOGO]
                                  350 Page Rd.
                              Washington, NC 27889

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